DEFA14A

PROXY STATEMENT PURSUANT TO SECTION 14 (a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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            General Government Securities Money Market Funds, Inc.

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GENERAL TREASURY SECURITIES MONEY MARKET FUND
c/o BNY Mellon Investment Adviser, Inc.
240 Greenwich Street
New York, NY 10286

March 25, 2021

Dear Shareholder:

Thank you for the confidence you have placed in us and allowing BNY Mellon Investment Management to serve your investment needs.

I want to apologize for all the attention you have been getting from us both through the mail and likely over the phone. We are currently in the process of soliciting proxies in connection with the merger of General Treasury Securities Money Market Fund (the "Fund") into Dreyfus Treasury Cash Management Fund (the "Acquiring Fund"). The funds have the same investment objective, substantially similar investment management policies and comparable performance records and the Acquiring Fund has a lower total annual expense ratio than the Fund. The Fund's Board has unanimously approved, and recommends that Fund shareholders approve, the merger.

The meeting of Fund shareholders to consider the merger has been adjourned until April 16, 2021. We have already received a highly favorable response; however, the Fund has not received the necessary votes to meet the vote requirement. Unless a sufficient number of votes are obtained, the merger cannot take place. Accordingly, we need you to vote in order to implement this merger. Voting is simple. It only takes a few moments of your time and there are several options available to do so.

DEADLINE TO VOTE BY THE METHODS NOTED BELOW IS APRIL 15, 2021

AT THIS POINT, WE HAVE NOT RECEIVED YOUR VOTE AND WOULD GREATLY APPRECIATE YOU ACTING ON THIS MATTER TODAY. Please take a moment to review the Prospectus/Proxy Statement and vote using one of the convenient methods described above. For further information about the proposed merger and the funds or how to vote, you can reach AST, the Fund's proxy solicitor, at 1 (800) 817-5468.

For more details on the proposed merger and the funds, including the risks associated with investments in the funds, please refer to the Prospectus/Proxy Statement. You may obtain another copy of the document by contacting us at 1-(800) 817-5468 or by visiting https://im.bnymellon.com/us/en/documents/manual/proxy-materials/0387-proxy-20.pdf.

We greatly appreciate your consideration and investment with the BNY Mellon Family of Funds.